EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Barrett E. Green, Vice President and Treasurer of Entergy Texas, Inc. (the “Servicer”), certify that:

(a) A review of the Servicer's activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Transition Property Purchase and Sale Agreement dated as of April 1, 2022 between Entergy Texas Restoration Funding II, LLC, as the Issuing Entity, and the Servicer (the “Servicing Agreement”) has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 24, 2023
By /s/ Barrett E. Green
Name: Barrett E. Green
Title: Vice President and Treasurer